Shire Pharmaceuticals Group plc
Hampshire International Business Park,
Chineham, Basingstoke RG24 8EP  UK
Tel +44 1256 894000 Fax +44 1256 894708
http://www.shire.com

Stock Exchange Announcement
23 December 2002


Shire Pharmaceuticals Group plc (the "Company")

The Company announces that on 20 December 2002 Mr Rolf Stahel, an executive director of the Company, exercised expiring share options over the following number of ordinary shares of (pound)0.05p each in the Company:

            Shares              Option Price             Option Lapse Date

            270,480             (pound)1.00p (i)         23 January 2003
            329,095             (pound)1.75p (ii)        14 February 2003


Mr Stahel's decision to exercise these options now has been prompted by their imminent expiry dates and the need to exercise before entering the Company's closed period which will begin on 27 December 2002, for the period up to the release of the Company's full year results at the end of February 2003.

Mr Stahel sold 40,480 shares following the exercise of the above options on 20 December at a price of (pound)3.887 per share.

Mr Stahel notified the Company on 20 December 2002 that he has also sold 269,520 shares on 20 December 2002 which he had previously acquired on 16 August 2002 through the exercise of a share option, which was due to expire on 23 November 2002. These shares were also sold at (pound)3.887 per share.

Both the above sale of shares were made only to enable Mr Stahel to partially fund the cost of exercising the share options and the payment of his associated tax liability arising from these exercises. Mr Stahel has retained all other shares resulting from the share option exercises.

As a result of these transactions Mr Stahel has an interest, excluding unexercised share options, in 601,779 ordinary shares of (pound)0.05p each in the Company. In addition Mr Stahel has an interest in share options over 644,927 shares in the Company.

Notes:

(i)      Shire Holdings Limited Share Option Scheme
(ii)     Shire Pharmaceuticals Executive Share Option Scheme


T May
Company Secretary

For further information please contact:

Global (outside US and Canada)
Clea Rosenfeld - Investor Relations                     +44 1256 894 160

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US & Canada
Gordon Ngan - Investor Relations                        +1 450 978 7938
Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a rapidly growing international specialty pharmaceutical company with a strategic focus on four therapeutic areas - central nervous system disorders (CNS), oncology, gastro-intestinal (GI) and anti-infectives. Shire also has three platform technologies: advanced drug delivery, lead optimisation for small molecules and biologics. Shire's core strategy is based on research and development combined with in licensing and a focus on eight key pharmaceutical markets.

For further information on Shire, please visit the Company's website: www.shire.com